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                                                                     EXHIBIT 5.1

                        [UNITED TECHNOLOGIES LETTERHEAD]

                                  May 7, 1999

United Technologies Corporation
1 Financial Plaza
Hartford, Connecticut 06101

     Re:  United Technologies Corporation.
          Shares of Common Stock Issued in Connection with the Registration Statement on Form S-4 dated May 7, 1999 (the "Registration Statement")

Ladies and Gentlemen:

     I am Senior Vice President, General Counsel and Secretary of United Technologies Corporation, a Delaware corporation (the "Company"), and have advised the Company in connection with the Registration Statement under the Securities Act of 1933, as amended (the "1933 Act"), relating to the issuance and delivery of shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") in accordance with the Agreement and Plan of Merger (the "Agreement"), dated February 21, 1999, among the Company, HSSail Inc. and Sundstrand Corporation. All terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     I have reviewed the Registration Statement. I, or attorneys acting under my supervision and control, have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.

     I am a member of the Bar of the State of Connecticut. I call your attention to the fact that, in rendering this opinion, I am expressing my view only as to the laws of the State of Connecticut, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

     On the basis of the foregoing and in reliance thereon, I am of the opinion that, when the Registration Statement has become effective under the 1933 Act, and the shares of Common Stock have been duly issued and/or delivered as contemplated by the Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading of "Legal Opinions" in the Proxy Statement/Prospectus. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                          Very truly yours,

                                          /s/ WILLIAM H. TRACHSEL
                                          --------------------------------------
                                                William H. Trachsel